Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements and the related Prospectuses:

(1) Registration Statement (Form F-3 No. 333-227942) of KNOT Offshore Partners LP, and

(2) Registration Statement (Form F-3 No. 333-248518) of KNOT Offshore Partners LP;

of our reports dated March 18, 2021, with respect to the consolidated financial statements of KNOT Offshore Partners LP and the effectiveness of internal control over financial reporting of KNOT Offshore Partners LP included in this Annual Report (Form 20-F) of KNOT Offshore Partners LP for the year ended December 31, 2020.

/s/ Ernst & Young AS

Oslo, Norway

March 18, 2021